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                                                                    EXHIBIT 15.3
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                     (LETTERHEAD OF DELOITTE & TOUCHE LLP)



November 28, 2000


Dollar Thrifty Automotive Group, Inc.
5330 E. 31st Street
Tulsa, OK 74135

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the periods ended September 30, 2000 and 1999, June 30, 2000 and 1999, March 31, 2000 and 1999, September 30, 1999 and 1998 and June 30, 1999 and 1998, as
indicated in our reports dated October 18, 2000, July 19, 2000, except for Note 4 as to which the date is August 3, 2000, April 19, 2000, October 19, 1999, and July 21, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000, June 30, 2000, March 31, 2000, September 30, 1999 and June 30, 1999, are incorporated by reference in Registration Statement No. 333-79603 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Tulsa, Oklahoma